-8DATED

     August 12, 1994







(1)  ML MEDIA OPPORTUNITY PARTNERS LP


(2)  MV TECHNOLOGY LIMITED


(3)  CHRISTOPHER TURNER


(4)  PETER CLARK


(5)  ALP ENTERPRISES INC


(6)  EUROPEAN MEDIA PARTNERS LIMITED









                            AGREEMENT

                           Denton Hall
                       Five Chancery
                       Lane
                         Clifford's Inn
                        London   EC4A
1BU



THIS AGREEMENT is made on              August 12, 1994

BETWEEN:

(1) ML MEDIA OPPORTUNITY PARTNERS LP ("MLMOP") a limited partnership having its principal office at 350 Park
     Avenue, New York, New York 10022, United States of
     America


(2) MV TECHNOLOGY LIMITED ("the Company") a company registered in England and Wales under number 2842948 and having its principal office at 25a Foubert's Place, London W1V 1HE


(3)  PETER CLARK of Woodstock, Farm Lane, Purley, Surrey ("Mr
     Clark") and CHRISTOPHER TURNER of Broom Lea Cottage,
     Albury Heath, Surrey GU5 9DD ("Mr Turner") as partners in a partnership known as the Clarendon Partnership.


(4)  ALP ENTERPRISES INC ("ALP") a company registered in
     California and having its principal office at 9220 Sunset
     Boulevard, Suite 220, Los Angeles, California, 90069


(5) EUROPEAN MEDIA PARTNERS LIMITED ("EMP") a company registered in England and Wales under number 1762921 and having its principal office at 25a Foubert's Place, London W1V 1HE
(1) MLMOP and EMP (jointly hereinafter defined as "the MVT Shareholders") own the entire issued share capital of the Company.

(2) ALP, Mr Clark and Mr Turner (hereinafter jointly referred to as the "EMP Shareholders") own the entire issued share capital of EMP.

(3) MVT owns 250,000 ordinary shares of L1 each and 100,000 8% cumulative redeemable preference shares of L1 each ("the Teletext Shares") in the capital of Teletext.
(4) The MVT Shareholders and the EMP Shareholders have agreed to enter into this Agreement to regulate certain matters relating to the Company.
NOW IT IS HEREBY AGREED as follows:-

1.   Definitions:-
     "Associate": any company which is a subsidiary of or holding company of or is a subsidiary of a holding company of the Company or any other company which is an "associate" of any of the above companies within the meaning of Section 435 of the Insolvency Act 1986; "Teletext": Teletext Holdings Limited, a company registered in England and Wales under number 2645083 whose registered office is at 25a Foubert's Place, London W1V 1HE;
     "Shareholders Agreement": an agreement dated 20th March 1992 between EMP, Teletext, Associated Newspapers Holdings Limited and Philips Electronics UK Limited as amended from time to time;
     "the MLMOP Shares": all the shares in the capital of the Company owned (whether legally or beneficially) by MLMOP.
2.   Business of the Company
     The business of the Company shall be to acquire the Teletext Shares and to hold the benefit, subject to the burden, of the Shareholders Agreement ("the Business").
3.   Management Information
3.1 The EMP Shareholders and EMP hereby undertake to use their powers in relation to the Company to procure that the Company shall:
     (a) at all times keep true, accurate and up to date books and records of all the affairs of the Company;
     (b) at all reasonable times make available to the MVT Shareholders and their duly authorized representatives full and complete access (including copying facilities) to the books, records, accounts and documents of the Company;

     (c) supply to each MVT Shareholder such information relating to the Company and to Teletext as it may reasonably require and without prejudice to the foregoing shall keep the MVT Shareholders fully and promptly informed as to all material developments regarding the financial and business affairs of Teletext and the Company; and
     (d) as and when received by the Company, EMP or the EMP

          Shareholders, send to each of the MVT Shareholders

          copies of:-

          (i)   any unaudited management accounts of

Teletext;

          (ii)  audited consolidated accounts of Teletext;

          (iii) annual budget and business plan of Teletext;

                (iv)  any other information received by the
                Company, EMP or the EMP Shareholders,
                pursuant to the Shareholders Agreement.


4.   Restrictions on the Company's Activities


4.1 The EMP Shareholders and EMP shall procure that the Company shall not without the prior written approval of
     MLMOP:


     (a) increase or reduce the authorized or issued share capital of the Company or consolidate, sub-divide, purchase, redeem or cancel any of such share capital or alter any right pertaining to any share or class of shares in such capital;


   (b) issue, allot any share or security or grant or create any option or right to acquire any share or security in the capital of the Company;

     (c) take or permit or suffer the taking of any step to have the Company voluntarily or compulsorily wound up or voluntarily to take advantage of any provisions of the Insolvency Act 1986 or similar legislation;

     (d) alter or add to any of the provisions of the Company's
          Memorandum of Association or the Articles;

     (e) make any material change in the nature of the Business;

     (f) acquire any shares, securities or other interest in any company or business or incorporate or promote any company or permit any subsidiary to issue or allot any share or security or grant or create any option or right to acquire any share or security except to the Company;

   (g) sell the Teletext Shares to any member of the Company or to any Associate;

   (h) borrow any money other than the amount to be borrowed from EMP pursuant to a loan agreement between EMP and the Company dated on or about the date hereof.

5.   Put and Call Option

5.1 In consideration of the sum of L1 now paid by MLMOP to EMP (receipt of which is hereby acknowledged) EMP hereby grants to MLMOP the exclusive option to require EMP to purchase the MLMOP Shares at the Option Price (which shall be calculated in accordance with clause 5.7) from MLMOP on the following terms ("the Put Option").

5.2 The Put Option may be exercised on one occasion only at any time between 31st December 1994 and 31st December 1997 in respect of all (but not part) of the MLMOP Shares at the Option Price by MLMOP giving to EMP not less than 21 days' notice in writing to expire before 31st December 1997.
5.3 In consideration of the sum of L1 now paid by EMP to MLMOP (receipt of which is hereby acknowledged) MLMOP hereby grants to EMP the exclusive option to purchase the MLMOP Shares from MLMOP at the Option Price (which shall be calculated in accordance with clause 5.7) on the following terms ("the Call Option").
5.4 The Call Option may be exercised on one occasion at any time between 30th September 1995 and 30th September 1998 in respect of all (but not part) of the MLMOP Shares by EMP giving to MLMOP not less than 21 days' notice in writing of this Agreement to expire on or before 30th September 1998.
5.5 Completion of the exercise of the Put Option or the Call Option shall take place forthwith upon the later of the date (or if such date is not a business day, on the next following business day) of the expiry of the notice referred to in Clause 5.2 or 5.4 respectively above or 7 days after the determination by the independent firm of accountants in accordance with clause 5.7 at such place as the parties may agree.
5.6  On completion of the Call Option or the Put Option (as
     the case may be):
   (a) EMP shall pay or procure the payment to MLMOP (or as MLMOP may direct) of the Option Price;
     (b) MLMOP shall deliver to EMP transfers in respect of the MLMOP Shares duly signed and completed in favor of EMP together with the certificate(s) therefor.
5.7 The Option Price shall be such sum per MLMOP Share as may be agreed between EMP and MLMOP, or, in default of such agreement within 14 days of the date of the notice served pursuant to clause 5.2 or 5.4, as shall be certified by an independent firm of accountants (whose costs shall be paid in the proportions determined by such firm or if not so determined by EMP and MLMOP equally) appointed by the parties or, in default of agreement between them within 28 days of such notice, by the President for the time being of the Institute of Chartered Accountants in England and Wales having taken all relevant circumstances into account as being the value per MLMOP Share calculated by reference to the following formula:
(A - B)
   C     = D

      Where

A = the value of the Teletext Shares established on the principles set out in clause 11.4.3 of the Shareholders
Agreement;

B = the amount of any loan incurred by the Company in relation to the Teletext Shares which remains outstanding;

C = the number of ordinary shares in the capital of the Company in issue;

D = the value per MLMOP Share.
In so certifying the said accountants shall be considered to be acting as experts and not as arbitrators and their decision shall be final and binding on the relevant parties. For the purposes of any such certificate or valuation EMP and the Company shall permit the said accountants to have access to such information as they may consider reasonably necessary in order to give their certificate and shall use their reasonable endeavors to procure the provision of similar information in relation to Teletext.

5.8 The MLMOP Shares shall be sold by MLMOP pursuant to the Call Option or the Put Option as beneficial owner free from all liens, mortgages, charges, pledges, options, encumbrances, equities and third party interests of whatever nature and together with all rights and benefits attached thereto on or after the date of the exercise.

6.   Waiver of Pre-emption Rights
     Each of MLMOP and EMP hereby irrevocably waive (and will procure the waiver by any nominee of) all and any rights of pre-emption to which any of them (or any nominee) may be entitled under the articles of association of the Company, by agreement, by statute or otherwise in respect of any transfer of the MLMOP Shares contemplated by this Agreement.
7.   Duration
     Unless otherwise agreed the provisions of this Agreement shall cease to bind the parties hereto on the date on which either EMP or MLMOP cease to hold any shares in the capital of the Company.
8.   Governing Law
     This Agreement shall be governed by and construed in accordance with English law and the parties hereby submit to the non-exclusive jurisdiction of the English Courts.


AS WITNESS the hands of the parties representatives on the date stated above.


Signed by /s/ I. Martin Pompadur
for and on behalf of
ML Media Opportunity Partners LP
in the presence of



Signed by /s/Antn
for and on behalf of
MV Technology Limited
in the presence of



Signed by /s/ Christopher Turner
Christopher Turner
in the presence of



Signed by /s/ Peter Clark
Peter Clark
in the presence of



Signed by /s/ Jim L. Speri
for and on behalf of
ALP Enterprises Inc
in the presence of



Signed by /s/ Christopher Turner
for and on behalf of
European Media Partners Limited
in the presence of